EXECUTION COPY

SECOND ADDENDUM TO EMPLOYMENT AGREEMENT

This SECOND ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is made as of this 15th day of December, 2011 (the “Addendum Effective Date”), by and between Discovery Communications, Inc., a Delaware corporation with its principal place of business at One Discovery Place, Silver Spring, Maryland 20910 (the “Company”) and David M. Zaslav (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company employs the Executive as President and Chief Executive Officer (“CEO”) under the terms of that certain Employment Agreement, dated November 28, 2006 (the “Employment Agreement”), as amended by the Addendum to Employment Agreement dated as of September 9, 2009 (the “First Addendum”); and

WHEREAS, the Parties desire to amend the Employment Agreement, as amended, in accordance with the terms set forth herein. Capitalized terms used herein without definition shall have the meanings given to such terms in the Employment Agreement or the First Addendum as applicable.

NOW, THEREFORE, the Parties agree as follows:

1.	Compensation. Paragraph 4 of the Employment Agreement (entitled “Compensation”) shall be amended, in relevant part, by replacing subparagraph (c) “(DAP”) to provide as follows and by adding subparagraphs (f) and (g) as set forth further below:

	(c)	DAP and Special Cash-Settled SARs. The Executive’s right, upon payment of his “Appreciation Units” (as defined in the Company’s Discovery Appreciation Plan (the “DAP”)) in connection with a “Regular Maturity Date” (as defined in the DAP) to receive an additional grant of Appreciation Units to replenish the number of Appreciation Units canceled in connection with such payment (pursuant to section 3.2(a) of DAP), shall cease to apply to any Regular Maturity Date occurring after December 31, 2011. Such replenishment grants shall instead be provided through special cash-settled stock appreciation rights (“Special CS- SARs”), to be issued under the Discovery Communications, Inc. 2005 Incentive Plan, as amended or replaced from time to time, which Special CS-SARs shall have terms comparable to those in effect for the DAP, to the extent permissible by applicable law, including the principles for valuation of grant and payment.

Replenishments with respect to Appreciation Units and comparable treatment with respect to the Special CS-SARs shall continue while the Executive is a Full-Time Employee, but not apply to a Regular Maturity Date (or, for the Special CS-SARs, “Scheduled Payment Dates” (as defined in the applicable award agreements)) after December 31, 2014, unless the Term of Employment has been extended beyond February 1, 2015 (in which case such replenishment right shall continue to apply). Upon the Executive’s termination of employment without Cause or for Good Reason, pursuant to subparagraph 10(c) below, (x) all of the Executive’s outstanding Appreciation Units and Special CS-SARs shall become fully vested;

and (y) if such termination occurs prior to the expiration of the Term of

Employment, then one-half of the Appreciation Units from each “Grant Effective Date” (as defined in the DAP) and one-half of the Special CS-SARs from each replenishment shall be valued as of the date of termination using the valuation rules applicable to and set forth in your Special CS-SARs and paid within sixty (60) days following the Executive’s termination of employment and one-half of the Appreciation Rights from each Grant Effective Date and one-half of the Special CS-SARs from each replenishment shall be valued, as set forth above, as of the earlier of their Regular Maturity Date or Scheduled Payment Date (as applicable) or the scheduled date for expiration of the Term of Employment and paid within sixty (60) days after such date.

(f) Supplemental Deferred Compensation Plan. The Company will make two discretionary “Company Contributions” (as defined in the Discovery Communications, LLC Supplemental Deferred Compensation Plan (the “SDCP”)) to the SDCP, pursuant to Section 5.1 of the SDCP, each in the amount of $1.5 million, in January 2013 and January 2014, without regard to whether the Executive remains employed on such contribution dates (provided that no such contributions will be made if the Executive has been previously terminated for Cause as defined in the Employment Agreement). The Executive will have the right to elect distribution timing and method of payment of such amounts in accordance with the terms of the SDCP and applicable law.

(g) Withholding. The Company will have the right to withhold, from payments otherwise due and owing to the Executive, an amount sufficient to satisfy any federal, state, and/or local income and payroll taxes, any amount required to be deducted under any employee benefit plan in which Executive participates or as required to satisfy any valid lien or court order.

4.	Severance Benefits. References in Paragraph 10 of the Employment Agreement to “the vested DAP benefits pursuant to section 7.2 of the DAP” shall be amended to read “the vested DAP benefits pursuant to section 7.2 of the DAP and the vested Special CS-SARs pursuant to the terms of their award agreements.” Clause (y) of Paragraph 10(c) of the Employment Agreement shall be amended to say “(y) accelerated vesting and payment of Executive’s Appreciation Units and Special CS-SARs in accordance with Paragraph 4(c) hereof.”

5.	Release. The second sentence of the penultimate paragraph in Paragraph 10 of the Employment Agreement shall be amended to read “On or following the date of termination [of the Executive’s employment pursuant to subparagraph (c), (d) or (g) above, in consideration of the payments to be made to the Executive pursuant to such subparagraph and as a condition to the payment thereof, the Executive agrees to execute a release of any claims against the Company, its employees, officers, directors, members, shareholders, affiliates and subsidiaries arising out of, in connection with or relating to the Executive’s employment with or termination of employment from the Company including any claims under the terms of this Agreement and including a release of claims under the Age Discrimination in Employment Act, in a form to be provided by the Company]. The release must become irrevocable within sixty (60) calendar days (or such earlier date as the release provides) after termination. Payment of 409A Compensation (as defined in Section 6(e) of the First Addendum) shall be made as provided in subparagraph (c), (d), or (g), as modified by Section 6(e) of the First Addendum, but, in any event, not before the first business day of the year subsequent to the year in which occurs the date of termination if the sixty (60) calendar day period specified above ends in the calendar year subsequent to such date of termination.” The other sentences of the penultimate paragraph remain as provided in the Employment Agreement.

6.	Miscellaneous. Paragraph 14 of the Employment Agreement (entitled “Miscellaneous”) shall apply to the First Addendum and this Addendum with equal force, and all references therein to “this Agreement” shall include the First Addendum and this Addendum. The Employment Agreement, the First Addendum, and this Addendum contain the entire understanding of the Parties relating to the subject matter of hereof and supersede all other prior written or oral agreements, understandings or arrangements. This Addendum may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

7.	No Other Changes. Except as expressly modified by this Addendum, the Employment Agreement, as amended by the First Addendum, remains in full force and effect. Any reference to the Employment Agreement in any other document or agreement between or delivered by any of the parties to the Agreement shall be deemed to refer to the Employment Agreement as amended by the First Addendum and this Addendum.

     IN WITNESS WHEREOF, this Addendum has been executed and delivered by the Parties as of the first date written above.

David M. Zaslav

/s/ David M. Zaslav December 15, 2011

DISCOVERY COMMUNICATIONS, INC.

/s/ Adria Alpert Romm By: Adria Alpert Romm

Its: Senior Executive Vice President, Human Resources December 15, 2011